EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of MCF Corporation for the registration of 4,822,983 shares of its common stock and 1,384,616 shares of its common stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated January 23, 2004, with respect to the consolidated financial statements and schedules of MCF Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

San Francisco, California
August 26, 2004